Exhibit 4.19

[Translation from Hebrew]

FORM OF AGREEMENT

Made and executed in Tel Aviv this 13 day of January 2014

BETWEEN

Redhill BioPharma Ltd.
Public Company no. 51-430400-5
of 21 Ha’arbaah St.,
Tel Aviv 64739
(hereinafter: “the Company”)

of the one part

AND

____________________Ltd.,
Corporate no._____________
of_______________
(hereinafter: “the Investor”)

of the other part

(The Company and the Investor will hereinafter jointly be called “the Parties”)

WHEREAS:	The Company is a public company as that term is defined in the Companies Law, 5759-1999 (hereinafter: “the Companies Law”), whose shares are listed for trading on the Tel Aviv Stock Exchange Ltd. (hereinafter: “the TASE”) and Nasdaq, and is engaged in medication development and purchase; and

WHEREAS:	The Investor has expressed its wish to invest in the Company Allotment Price (as that term is defined in clause 2.1 hereof) against a private placement of the Allotted Securities (as that term is defined in clause 2.1 hereof) subject as provided herein (hereinafter: “the Allotment to the Investor”); and

WHEREAS:	The Company has expressed its agreement to effect the allotment transaction to the Investor subject as hereinafter provided; and

WHEREAS:	The Parties wish to commit the terms of the transaction between them to writing, all pursuant as hereinafter described;

It is therefore agreed, declared and stipulated between the parties as follows:

1.	Preamble, Appendices and clause headings

1.1	The preamble to this Agreement and the Appendices thereto constitute an integral part thereof.

1.2	The headings to the clauses in this Agreement are for ease of reference only, and do not nor shall they have any weight for the purpose of the interpretation of this Agreement.

1.3	In this Agreement, the following expressions shall bear the meanings set out opposite them, unless the content or the context otherwise requires:

"The Condition Precedent" -	The condition precedent specified in clause 4 hereof.
"Business Day”-	Any day on which most of the banks in Israel are open for the transaction of business, except for Fridays and Holiday Eves.
“Completion Day” —	One Business Day following the date on which the Condition Precedent shall be fulfilled.

2.	The transaction

2.1	The Company shall, subject to the fulfilment of the Condition Precedent, allot to the Investor, on the Completion Date, by private placement, __________ NIS 0.01 (par value) ordinary shares of the Company (hereinafter: “the Shares”) and ___________ non-tradable options of the Company, realizable for the Company’s shares (hereinafter: “the Options”) in their condition “as is” (as they are, without any representation, declaration, undertaking or indemnity of any kind whatsoever in relation to the shares or the options and/or in relation to the Company having been made or received, save as expressly stated in this Agreement) (hereinafter: “the Allotted Securities”), in consideration of the aggregate sum of NIS __________ (NIS 3.90 for each allotted share). For the avoidance of any doubt, the Options will be allotted to the Investor without consideration but shall be subject to the transfer of the price in respect of the Allotted Shares and subject to the realization thereof into shares, will be made against the payment of the strike price (hereinafter: “Allotment Price”). The Allotted Securities will be allotted to the Investor free and clear of all and any debt, charge, attachment or other third-party right, with the exception of the blockage restrictions set out in clause 6 hereof.

2.2	The shares and the shares that will derive from a realization of the Options (hereinafter: “the Realization Shares”); the Allotted Securities, together with the realization shares will be hereinafter collectively called: “the Compound Securities”), will rank pari passu in regard to their rights with the existing NIS 0.1 (par value) shares of the Company in the Company’s share capital, as from the date of the actual allotment of the shares or the Realization Shares, as appropriate.

2.3	The manner of the realization of the Options and the terms thereof are as set out in the Option Terms Letter, attached hereto as Appendix A.

2.4	Subject to the completion of the offering of the Allotted Securities under this Agreement, the Company undertakes that in the six-month period commencing from the date of the execution of this Agreement (hereinafter: “the Relevant Period”), the Company shall not be entitled to offer additional shares to investors unless the effective price per share in the additional offering shall be equal to or higher than NIS 3.455. The “Effective Share Price” – means the price at which the Company’s shares will be allotted and in the case of a share offering together with the Allotted Options without consideration, then the value of the Option calculated according to the Black and Schultz model shall be reduced from the value of the share denoted in the allotment. It is clarified that the restriction detailed above in this clause shall apply to a share allotment to new investors only, either by way of private placement or public offering, and in no event shall apply it to: the allotment of shares to additional investors in tandem with the investment under this Agreement; an allotment of shares pursuant to an option plan to the Company’s consultants, officers and employees; an allotment of shares deriving from a realization of existing options in the Company’s share capital as of the date of this Agreement, and the like. Following the expiration of the Relevant Period, the Company may effect additional share offerings, without restriction.

3.	The Investor’s declarations

The Investor hereby undertakes and declares as follows:

3.1	The Investor is: (a) numbered amongst the class specified in the First Schedule to the Securities Law, 5728-1968 (hereinafter: “Securities Law”) and its consent is hereby granted to the fact that it satisfies the conditions enumerated in the First Schedule to the Securities Law and is aware of the meaning of the fact that it falls within the definition of an investor contained in the First Schedule to the Securities Law and agrees thereto; (b) is purchasing the Compound Securities on its own behalf and not for purposes of distribution and is not active in the name or on behalf of any person or other entity, or on behalf of its customers, save on the conditions that have been permitted by the Securities Law and the Regulations promulgated thereunder;

3.2	It is aware and hereby acknowledges that the sale of the shares and the Allotment Shares will be made subject to the blockage provisions contained in section 15C of the Securities (Restrictions on resale of Securities) Law and the Regulations that have been promulgated thereunder (Securities (Particulars regarding Sections 15A to 15C of the Law) Regulations, 5760-2000)) and undertakes to act pursuant thereto and not to effect any act with such shares which will be regarded as an offering to the public of those shares;

3.3	It has the financial, economic and business ability and experience required to analyze the investment in the Compound Securities and address the risks and prospects of the transaction independently and to commit itself to the performance thereof, including the tax ramifications relating to the Compound Securities. The Investor acknowledges that the engagement under this Agreement is being made after having examined whatever it considered to be appropriate in connection with the Company and in connection with the offering of the Compound Securities;

3.4	The Compound Securities, to the extent they shall be allotted, will be allotted without any declaration, commitment, representation or indemnity on the part of the Company (as is) free and clear of all and any debt, attachment, charge or other third-party right and it shall have no claim or demand against the Company or its officers or shareholders or consultants or any person on behalf of any of the foregoing, in any aspect pertaining to the Company and its position and/or the Compound Securities or the information that is being given, if at all, in connection with the Company;

3.5	The Investor declares that: (a) it is not a U.S. Person (as defined in Regulation S – promulgated by virtue of the Securities Act of 1933 and (b) it is not purchasing the Compound Securities pursuant to the instructions of a U.S. Person or pursuant to the instructions of any person who is in the United States, is purchasing the Compound Securities pursuant to an investment decision taken in Israel, is not resident in the United States at the time of its engagement under this Agreement and/or on the date of the purchase of the Compound Securities, and that it is not purchasing the Compound Securities with any intention to effect a “distribution” in the United States (within the meaning of that term contained in the U.S. Securities Laws).

3.6	It is aware that the Compound Securities are being offered in a transaction that does not constitute an offering to the public in the United States (within the meaning of the U.S. Securities Act of 1933, as amended from time to time (hereinafter: “the U.S. Law”)) and that the Compound Securities will not be presented for registration with the Securities Authority in the United States or any other securities authority of any other State in the United States and that the Compound Securities may not be offered or sold by law in the United States until after receipt of the validation of a Registration Statement pursuant to the provisions of the U.S. Law, or according to an exemption from the registration requirements in the United States or in the framework of a transaction which is not subject to the registration requirements of the U.S. Law and according to any binding securities laws in the relevant State in the United States.

3.7	The Investor is aware that it has been supplied within the framework of the negotiations, information that amounts to “insider information” (as defined in the Securities Law), and undertakes to keep confidential the information that it has received in connection with the Company that is other than public information, including information that is “insider information”. The Investor is aware of the provisions of the law and the restrictions in all aspects pertaining to the prohibition of the use of insider information, and undertakes to comply with the provisions of such law. The Investor is aware that the Company may be required to publish an immediate report to the public in connection with this Agreement or in connection with the agreements reached with it in connection with the private placement.

3.8	The Investor hereby declares and undertakes that its engagement under this Agreement and the performance thereof has been approved by its competent organs and all required resolutions have been adopted in order to authorize the signatories to this Agreement in the name of the Investor and that subject to the fulfilment of the Condition Precedent, there is nothing by law or agreement to prevent it from entering into this Agreement and performing its obligations thereunder.

3.9	It is aware that the Company is entering into this Agreement with it, inter alia, in reliance on the representations set out above in this clause.

4.	Conditions precedent

This Agreement will enter into effect subject to the fulfilment of the following Condition Precedent within 15 days of the date of the execution of this Agreement (hereinafter: “the Condition Precedent”): receipt of the TASE approval for the listing for trading of the shares and the Realization Shares.

The parties undertake to make every reasonable effort and reasonably collaborate to the extent required, for the purpose of fulfilling the Condition Precedent as speedily as possible.

The Investor will co-operate with and deliver all information that will be required to the Company for the purpose of fulfilling the reporting duties that apply to the Company by law, either in or outside of Israel, including to the Securities Authority and the TASE.

Should the Condition Precedent described above not be fulfilled within 15 days of the date of the execution of this Agreement and the Parties not have agreed in writing to extend that date, this Agreement shall lapse and be deemed to have been void ab initio, without either of the Parties or any person on their behalf having any claim or demand against the other.

5.	Completion of the transaction

The Company undertakes to notify the Investor of the Completion Date, one Business Day at least before the date of the occurrence thereof.

The following acts will, as far as possible, concurrently, be effected on the Completion Date, subject to the fulfilment of the Condition Precedent:

5.1	The Investor will deposit in a special account that will be opened in the name of Poalim IBI – Management and Underwriting Ltd., (hereinafter: “IBI”) in trust for the Company (details of which account to be delivered to the Investor by the Completion Date) the Allotment Price (hereinafter: “the Special Account”);

5.2	Upon receipt of the Allotment Price in the Special Account, IBI will present to the Company evidence of the making of such deposit and the Company: (a) will allot the shares by way of a certificate in the name of the Nominees Company (the Bank Leumi Le Israel Nominees Company Ltd.,) (hereinafter: “the Nominees Company”) and will transfer the certificate to the Nominees Company with instructions to credit the Special Account in respect of the shares and similarly will list the shares in the name of the Nominees Company in the Company’s register of shareholders; (b) sign the option allotment letter and deposit the same in trust with IBI, and similarly register such options in the name of the Investor in the Company’s option warrants register;

5.3	Up to and by no later than one Business Day following the deposit of these shares in the Special Account, IBI will effect the following acts, contemporaneously: (a) remit the Allotment Price to the Company’s account (details of which will be delivered to IBI by the Completion Date); (b) transfer the shares to the Investor’s account (details of which will be delivered to IBI by the Completion Date); (c) transfer the option allotment letter to the Investor or persons on his behalf, as instructed by the Investor.

6.	Stop or restriction on the effecting of dispositions with the shares

The shares and the realization shares shall be subject to section 15C of the Securities Law and the Securities (Particulars regarding Sections 15A and 15C of the Law) Regulations, 5760-2000 (hereinafter: “the Blockage Provisions”), as existing from time to time.

7.	Taxes and other expenses

Each Party will bear its own tax liability following the making of this Agreement and all the costs that are involved in its entering into and performing this Agreement.

8.	Miscellaneous

8.1	This Agreement does not constitute a contract for the benefit of a third party and is not intended to confer any rights whatsoever on third parties.

8.2	The forbearance by either Party to exercise any right that is conferred upon it under this Agreement or at law, shall not be deemed to be a waiver on its part of such right and it shall be entitled to continue to exercising such rights in the future. The claim of estoppel or waiver shall not be available to the infringing party.

8.3	The terms of this Agreement fully incorporate the stipulations and agreements reached between the parties and prevail over any engagement, agreement, representation and undertaking which, if at all, preceded the signature of this Agreement, and which were made by the Parties, either in writing or verbally.

8.4	Should the date of the performance of any of the stages under this Agreement fall on a day other than a Business Day, such performance will be deferred until the next succeeding Business Day.

8.5	No modification, amendment or addition to this Agreement shall be of any effect and shall be deemed not to have made unless the same is made in writing and signed by the Parties jointly.

8.6	The Parties’ addresses for the purpose of this Agreement are as set out at the head of this Agreement or such other address in Israel of either of the Parties on which notice in writing shall have been given to the counterparty of this Agreement.

8.7	No notices by either of the Parties relating to this Agreement shall be sent by personal delivery or by registered mail to its address stated above or by fax or e-mail and be deemed to have been delivered to the addressee on the date of actual service by personal delivery or after three days have elapsed following the date of the dispatch by registered mail, as stated above or on the first Business Day following the dispatch of the fax or e-mail, as the case may be.

To the Company:	To the Investor:

(a) Fax: 03-5413144	(b) Fax

(b) email: ori@redhillbio.com	(b) email:

8.8	The Parties may not assign or endorse or transfer any undertaking or right that they may have under this Agreement.

8.9	The law applicable to this Agreement shall be the law of the State of Israel and the jurisdiction with respect to the jurisdiction clause shall be the courts of the district of Tel Aviv only.

[Signatures on next page]

Signature Page – Investment Agreement – January 2014

The Company and the Investor signed this Agreement on the date appearing below

In witness whereof we have set our hands

Redhill BioPharma Ltd.	The Investors

Dror Ben-Asher

Uri Shilo

Date: _______________	Date: ______________

Redhill BioPharma Ltd.

This letter is of value

____ January, 2014

___________Ltd. (Corporate no._____________)

_______________

_______________

Dear Sir / Madam,

RE: Redhill BioPharma Ltd. - Option Warrants Allotment Letter

Pursuant to the terms of the agreement signed between Redhill BioPharma Ltd., (Reg. No. 51-430400-5) and _______________Ltd. (hereinafter: “the Investor”) on January 13, 2014, _________ non-tradable option warrants of the Company are hereby allotted in the name of the Investor, realizable for __________ NIS 0.01 (par value) ordinary shares of the Company, each, subject to adjustments, (hereinafter: “Option Warrants”) according to the terms set forth in the Appendix annexed hereto.

The Option Warrants will be listed in your name in the Company’s register of holders of the Option Warrants.

This letter is of value and should be retained.

The allotment of the Option Warrants hereunder (including the Appendices thereto) has been lawfully approved by the competent organs of the Company.

In witness whereof the parties have set their hands:

_________________	_________________
Dror Ben-Asher	Uri Shilo,
CEO	Deputy CEO
Financial and Operations
Redhill BioPharma Ltd.

Appendix of the Terms of the Option Warrants

In this Appendix

“the Company”	-	Redhill BioPharma Ltd.
“the Nominees Company”	-	the Bank Leumi Le-Israel Nominees Company Ltd., (or such other nominees company as will replace it).
“the Offeree”	-	Sphera Global Healthcare Master Fund
“the ex date”	-	as that term is defined in the TASE Regulations, Part 3 (TASE Trading Guide).
“the Realization Date”	-	as defined in clause 4 hereof.
“Business Day”	-	any day on which most of the banks in Israel are open for the transaction of business, excepting Fridays and Holiday Eves.
“Option Warrant”	-	a non-tradable option warrant realizable for one NIS 0.01 (par value) ordinary share of the Company, subject to the adjustments contained in clause 7 hereof.
“Share” or the Company’s Share”	-	a single NIS 0.01 (par value) ordinary share of the Company.
“Realization Shares”	-	Shares of the Company that will be allotted as a result of the realization of the Option Warrants.

“TAS”	-	Tel Aviv Stock Exchange Ltd.
“Dollar”	-	a United States dollar.
“ the Base Rate”	-	the rate known on January 12, 2014 – namely - NIS 3.497 to the Dollar.
“Known Rate”	-	the representative rate of exchange of the Dollar compared with the Shekel, determined by the Bank of Israel and known at 9:00 on the particular day.
“Strike Rate”	-	the rate known on the Business Day on which the Realization Notice together with the Realization Proceeds (as those terms are defined in clause 4.2 hereof) have been received by the Company.

1.	Strike Price of each Option Warrant

The strike price of each Option Warrant shall be NIS 4.90 per Share, subject to the adjustments contained in clause 7 hereof (hereinafter: “Strike Price”). The Strike Price shall be linked to the exchange rate of the Dollar compared with the Shekel, in a manner whereby if the Strike Rate shall be otherwise than the Base Rate, the Strike Price shall, as the case may be, increase or reduce, by the rate identical to the increase or the reduction rate of the Strike Rate compared with the Base Rate. It is clarified that in no event shall the Strike Price be less than 10 agorot per Share, after the adjustments described in clause 7 hereof, as required by the TASE Regulations, and the Rules by virtue thereof.

2.	Realization Period and Realization of the Option Warrants

Each Option Warrant may be realized on any Business Day commencing from the date of the allotment thereof until the ________ day of January 2017 (hereinafter: “the Realization Period”) and the last date for the realization being called: “the Expiration of the Realization Period”) in a manner whereby each Option Warrant may be realizable for a single NIS 0.01 (par value) ordinary share of the Company (hereinafter: “the Realization Shares”) against the payment of the Strike Price.

Notwithstanding the foregoing, the Option Warrant may not be realized on the operative date for – the distribution of bonus shares; a rights offer; the distribution of dividends; consolidation of share capital; split of capital or the reduction of share capital (each of the foregoing being hereinafter called: “Corporate Event”). In addition, to the extent the ex date of a Corporate Event shall fall prior to the operative date of a Corporate Event, the Option Warrant may not be realized on such ex date.

3.	Lapse of Option Warrants

Option warrants not realized by the Expiration of the Realization Period, namely: an Option Warrant in respect of which the Realization Notice together with the Strike Price and the original allotment letter will not have been received by the Expiration of the Realization Period, shall confer no right on the Offeree and shall be null and void after such date, without the Offeree having the right to any compensation whatsoever from the Company.

4.	Realization of the Option Warrants

4.1	Should the Offeree wish to realize all or a portion of the Option Warrants that it holds, it may do so, from time to time, during the currency of the Realization Period only, by giving Realization Notice in writing on a day being a Business Day.

4.2	The Realization Notice signed in the original by the Offeree will be presented to the Company by personal delivery at its office at the Platinum Building, 21 Ha’arbaah Street (16th floor), Tel Aviv, 64739 (or at such other address of the Company’s registered office as notified by the Company by reporting using the Electronic Proper Disclosure System (magna) of the Securities Authority, by the Expiration of the Realization Period on the Option Realization Form attached hereto as Appendix A, accompanied by the original allotment letter/s relating to the Option Warrants that are comprised in the request (hereinafter: “Realization Notice”), and evidence of the execution of a bank transfer to the Company’s bank account described in Appendix B hereto (or to such other bank account as will be notified by the Company to the Investor in writing and in advance) in the amount of the Strike Price in respect of each Option Warrant whose realization is requested by such Realization Notice (hereinafter: “the Realization Proceeds”).

4.3	The Offeree may realize all or part of the Option Warrants that it holds, but no right to realize shall be granted for less than a whole number of Option Warrants.

4.4	If the Offeree wishes to realize only part of the Option Warrants that it holds, then, after the Offeree shall furnish to the Company at its registered office the Realization Notice accompanied by the original letter/s of allotment and the Realization Proceeds described above, the Company will transfer to the Offeree a new allotment letter in respect of the remaining Option Warrants that have yet to be realized by the Offeree.

4.5	The Offeree shall sign, whenever required to do so by the Company or by the Nominees Company, any additional document that is required pursuant to the provisions of law or the Company’s articles of association in order to validate the allotment of the Realization Shares.

4.6	Should the Offeree fail to fulfil all of the conditions for realizing the Option Warrant then the Realization Notice will be deemed to be void and the allotment letters of the Options and the monies that were attached to the Realization Notice will be refunded to the Applicant.

4.7	The Company shall retain a sufficient number of ordinary shares of its registered capital to secure the realization rights of the Option Warrants.

“Realization Date” –                        means a Business Day on which the Realization Notice (accompanied by the Strike Price) has been received by the Company and in the event of the Realization Notice being received after 13:00, the Business Day following receipt of the Realization Notice (accompanied by the Strike Price) by the Company.

5.	Allotment of the Realization Shares

The Company shall, by up to no later than seven Business Days of the Realization Date, allot the Realization Shares by a certificate in the name of the Nominees Company, subject and pursuant to the provisions of the TASE Regulations, for the time being existing, free and clear of all and any charges, pledges, attachments, levies, debts, liens, claims or other third-party right together with instructions to the Nominees Company to deposit the Realization Shares in the Offeree’s account with a stock exchange member (whose details will be provided to the Company by the Realization Notice). The Option Warrants that have been realized will be deemed to be null and void as from the Realization Date.

6.	Share rights deriving from a realization of the Option Warrants.

The rights attaching to the Realization Shares shall rank pari passu with the ordinary shares that shall exist in the Company’s issued share capital on the date of the issue thereof. For the avoidance of any doubt it is clarified that the Realization Shares will not entitle the Offeree to any rights the operative date of which, according to the resolution of the Company’s board of directors that will be adopted, is the Realization Date or a date preceding the Realization Date.

7.	Adjustments

7.1	Capital Consolidation or split – if the Company consolidates its shares into shares of a larger nominal value, or sub-divides the same into shares of smaller denomination, the number of the Realization Shares that will be allotted following a realization of the Option Warrants will thereafter correspondingly reduce or increase.

7.2	Distribution of dividend – if the Company distributes dividend in cash during the Realization Period, then, in relation to the Option Warrants that have yet to be realized, the Strike Price shall be multiplied by the proportion which the Base Rate ex dividend bears to the closing price of the Company’s shares on the TASE on the last trading date preceding the ex dividend date.

7.3	Distribution of bonus shares – in the event of a distribution of bonus shares during the Realization Period, the Offeree’s rights shall be preserved in relation to the Option Warrants that have yet to be realized, so that the number of the Realization Shares will increase by the number of shares which the Offeree would have been entitled to as bonus shares, had it realized the Option Warrant.

7.4	Rights issue – if the Company offers to its shareholders securities of any class whatsoever by way of a rights issue during the Realization Period, then the number of the Realization Shares in respect of a realization of the Option Warrants that have yet to be realized will be adjusted to the benefit component of the rights as expressed in the proportion which the closing price of the share on the TASE on the last trading date preceding the ex date bears to the Base Rate of the share ex rights.

8.	Fractional shares

Should the Company be required to allot fractional shares pursuant to that stated in this Appendix, the Company shall not allot fractional shares and the number of the shares that will be allotted by to the Offeree will be rounded to the nearest whole number.

9.	Register of holders, transfer and split

The Company will keep and maintain at its registered office a register of holders of Option Warrants in which will be registered the names of the holders of the Option Warrants, including their addresses and the number of the Option Warrants that are listed in their name. All transfers of title to the Option Warrants will similarly be listed in the register. The Company may close the register from time to time for a period not exceeding three Business Days per month.

The Option Warrants may not be split, transferred or assigned in any manner whatsoever unless the Company has granted its prior written consent thereto, subject to the transferee undertaking, in the case of a transfer or assignment of the Option Warrants, towards the Company to assume all of the conditions and restrictions applying to the transferor.

10.	Non-listing for trading of the Option Warrants

The Option Warrants are not and shall not be listed for trading on the TASE and/or on the TASE continuous institutional trading system and/or in any other regulated market.

11.	Notices

All notices to the Offeree will be sent by registered mail to the address listed in the Register of Option Warrant holders, as existing in this Option Warrant Allotment Letter, and will be deemed to have been delivered within three Business Days from the date of the dispatch thereof.

12.	Restrictions on realizing the Option Warrants and sale of the Realization Shares

12.1	The sale or transfer of the Realization Shares shall be subject to the resale restrictions prescribed in section 15C of the Securities Law, 5728-1968 (hereinafter – “the Securities Law”) and the Regulations that have been promulgated by virtue thereof (including the Securities (Particulars for purposes of Sections 15A to 15C of the Law) Regulations, 5760-2000) (as an investor according to the provisions of section 15A (a) (7) of the Securities Law), in a manner whereby the Offeree is committed to act pursuant thereto and not to effect any action with the Realization Shares which could be regarded as an offer to the public of the Realization Shares.

12.2	The Realization Shares are being offered in a transaction that does not constitute an offer to the public in the United States, (within the meaning thereof as contained in the United States Securities Acts of 1933, (as amended from time to time) (hereinafter: “the US Law”) and shall not be filed for registration with the US Securities Authority or any other securities authority of any State within the United States; and, therefore, the Realization Shares may not be offered or sold in the United States until after validation of a Registration Statement pursuant to the provisions of the US Law, or according to an exemption from the registration requirements in the United States or in the framework of a transaction which is not subject to the registration requirements according to the US Law; and according to all the obligatory securities laws in the relevant State in the United States.

13.	Applicable law and jurisdiction

13.1	The Option Warrants and all matters relating thereto shall be subject to and to the interpretation of the laws of State of Israel.

13.2	The jurisdiction in all matters relating to the Option Warrants shall be vested in the relevant courts in the city of Tel Aviv Jaffa only and in no other court.

***

Appendix A – Form of Notice of Realization of Non-
Tradable Option Warrants

Redhill BioPharma Ltd.

Platinum Building, 21 Ha’arbaah St.,

Tel Aviv, 64739

** This Notice should be sent to this address by not later than 12:00 on the “Expiration of the Realization Period” **

1.	Pursuant to the Option Warrants Allotment Letter of the Company dated January ___________, 2014, under which we were allotted ______________ Option Warrants of the Company, and pursuant to the Appendix of the terms of the Allotment Letter of the Option Warrants (hereinafter jointly called: “the Allotment Letter”), we hereby realize ____________ Option Warrants for ______________ shares of the Company (hereinafter: “the Realization Shares”).

2.	The following documents are attached to this Realization Notice:

a.	The original Allotment Letter.

b.	Evidence concerning the making of an irrevocable bank transfer to the Company’s account whose details appear in Appendix B to the Allotment Letter, in the sum of NIS ____________ which is payment of the Strike Price in relation to the aggregate Option Warrants whose realization is requested in this Realization Notice. For the purpose of calculating the linkage of the Strike Price we have taken into account the representative rate of exchange of the Dollar compared with the Shekel as published by the Bank of Israel on the _______ day of ___________, namely – NIS ___________ per dollar.

3.	We are aware that the Realization Shares will be registered in the name of the Nominees Company and we would request that they be deposited in a securities account in the Investor’s name according to the following particulars:

Name of TASE member/Bank:

Branch no.:

Accountholder:

Account no. to be credied:

4.	Realization of the Option Warrants is subject to all the terms and conditions specified in the Allotment Letter.

5.	This Realization Notice is irrevocable and may not be revoked or changed.

6.	The terms contained in this Realization Notice shall bear the meanings assigned thereto in the Allotment Letter, unless otherwise expressly stated.

7.	The Investor hereby acknowledges that on the date of the signature of this Realization Notice and on the issue date of the Realization Shares in respect of this Realization Notice, the Investor is not nor shall it be in the United States or a resident of the United States (including an incorporated entity in the United States) – yes __________ / no ________ (Please indicate).

In witness whereof we have set our hands:

Signature:
Name:
Position:
Investor’s Name:
Date: